Independent Registered Public Accounting Finn's Consent

The Board of Directors and Stockholders
Lighting Science Group Corporation
Dallas, Texas

We consent to the use and inclusion in this Form SB-2 Registration Statement and the Prospectus, which is part of this Registration Statement, of our report dated March 19,2007 on our audit of the consolidated financial statements of Lighting Science Group Corporation and Subsidiaries at
December 31, 2006 and for the years ended December 31, 2006 and 2005.

We also consent to the reference to our Firm under the caption "Experts" in the Registration
Statement and Prospectus.

lsi Turner, Stone & Company, LLP
Certified Public Accountants
Dallas, Texas
April 11, 2007

Turner, Stone & Company, L.L.P.
Accountants and Consultants
12799 Park Central Drive, Suire 400
Dallas, Texas 75251
Telephone: 972-239-1660/Facsimile: 972-239-1665
Web sire: www.turnerstone.com